Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:

David Jones

Executive Vice President and

Chief Financial Officer

865-293-5299

MEDIA CONTACT:

Pat Ball

Senior Vice President

Strategic Resources Group

865-293-5352

Andy Brimmer / Dan Katcher

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

TeamHealth to be Acquired by Blackstone

TeamHealth Stockholders to Receive $43.50 Per Share in Cash in $6.1 Billion Transaction

KNOXVILLE, Tenn., Oct. 31, 2016 — TeamHealth Holdings, Inc. (“TeamHealth” or the “Company”) (NYSE:TMH), a leading physician services organization, today announced that it has entered into a definitive agreement to be acquired by funds affiliated with Blackstone, a leading global asset manager, and certain co-investors in a transaction valued at approximately $6.1 billion. Under the terms of the agreement, which has been unanimously approved by TeamHealth’s Board of Directors, Blackstone and its co-investors will acquire all of the outstanding shares of TeamHealth common stock for $43.50 per share in cash. This represents a premium of approximately 33 percent over TeamHealth’s closing share price on October 3, 2016, the last trading day prior to news reports that TeamHealth was considering a possible sale of the Company. JANA Partners LLC (“JANA”) has entered into a voting agreement pursuant to which JANA has agreed to vote its beneficially owned shares, totaling approximately 8 percent of the outstanding shares of TeamHealth common stock, in favor of the transaction.

“We are pleased to reach this agreement with Blackstone, which maximizes value for all TeamHealth stockholders,” said Leif Murphy, President and Chief Executive Officer of TeamHealth. “We remain committed to delivering the highest quality patient care and supporting our affiliated clinicians, hospital and post-acute partners. Blackstone is focused on working closely with TeamHealth to achieve our strategic objectives and drive innovation and operational excellence in the context of the evolving U.S. healthcare marketplace. We continue to believe that TeamHealth is uniquely positioned to leverage our national scale and functional expertise to drive high quality patient care, operational efficiencies and physician satisfaction in hospital-based and post-acute settings.”

Neil Simpkins, a Senior Managing Director at Blackstone, commented, “We are thrilled to have the opportunity to invest in TeamHealth and once again partner with such an experienced management team and high quality business. We look forward to supporting TeamHealth during the next phase of its development.”

Bruce McEvoy, a Senior Managing Director at Blackstone, added, “TeamHealth has built an industry leading physician services platform that is ideally positioned to enable its hospital partners and clinicians to navigate the evolving healthcare landscape while providing outstanding service to its patients. We are excited to help the Company continue its long track record of organic and acquisition driven growth.”

“Blackstone is one of the world’s leading investment firms and will be a tremendous capital partner to help accelerate TeamHealth’s growth priorities and fund our long-term initiatives as we continue to execute on our strategic priorities,” said Lynn Massingale, MD, co-founder and Executive Chairman of TeamHealth. “As a prior owner of TeamHealth, Blackstone knows TeamHealth and the U.S. healthcare industry well and will work with us to create value for all our stakeholders over the long-term. We are very proud of our team and believe this investment is a testament to the underlying strength of the organization and the thousands of skilled and dedicated clinicians who choose to be part of TeamHealth.”

TeamHealth’s Board of Directors recommends that stockholders approve the agreement. TeamHealth expects to hold a Special Meeting of Stockholders to consider and vote on the proposed merger and merger agreement as soon as practicable after the mailing of the proxy statement to stockholders.

The merger agreement includes a “go-shop” period, during which TeamHealth and its Board of Directors may actively solicit, receive, evaluate and potentially enter negotiations with parties that offer alternative proposals during a 40-day period following the execution date of the definitive agreement. There can be no assurance this process will result in a superior proposal. TeamHealth does not intend to disclose developments about this process unless and until its Board of Directors has made a decision with respect to any potential superior proposal.

The transaction, which is subject to the receipt of TeamHealth stockholder approval, regulatory approvals and other customary closing conditions, is expected to close in the first quarter of 2017. The transaction has fully committed financing and is not subject to any condition with regard to financing. Following completion of the transaction, TeamHealth will become a privately held company, wholly owned by funds affiliated with Blackstone, and will no longer be traded on the New York Stock Exchange.

Goldman, Sachs & Co. is acting as lead financial advisor and Citi is acting as co-financial advisor to TeamHealth. Simpson Thacher & Bartlett LLP is acting as TeamHealth’s legal counsel. BofA Merrill Lynch is acting as advisor to Blackstone on the transaction. Kirkland & Ellis LLP and Ropes & Gray LLP are acting as Blackstone’s legal counsel.

Quarterly Results Announcement

TeamHealth noted that, with the proposed transaction, it will not host a conference call to discuss financial results for the third quarter of 2016. The Company expects to file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 on or before November 7, 2016.

About TeamHealth

At TeamHealth (NYSE: TMH), our purpose is to perfect physicians’ ability to practice medicine, every day, in everything we do. Through our more than 19,000 affiliated physicians and advanced practice clinicians, TeamHealth offers outsourced emergency medicine, hospital medicine, critical care, anesthesiology, orthopedic hospitalist, acute care surgery, obstetrics and gynecology hospitalist, ambulatory care, post-acute care and medical call center solutions to approximately 3,400 acute and post-acute facilities and physician groups nationwide. Our philosophy is as simple as our goal is singular: we believe better experiences for physicians lead to better outcomes—for patients, hospital partners and physicians alike. Join our team; we value and empower clinicians. Partner with us; we deliver on our promises. Learn more at http://www.teamhealth.com.

The term “TeamHealth” as used throughout this release includes Team Health Holdings, Inc., its subsidiaries, affiliates, affiliated medical groups and providers, all of which are part of the TeamHealth organization. “Providers” are physicians, advanced practice clinicians and other healthcare providers who are employed by or contract with subsidiaries or affiliated entities of Team Health Holdings, Inc. All such providers exercise independent clinical judgment when providing patient care. Team Health Holdings, Inc. does not have any employees, does not contract with providers and does not practice medicine.

About Blackstone

Blackstone is one of the world’s leading investment firms. We seek to create positive economic impact and long-term value for our investors, the companies we invest in, and the communities in which we work. We do this by using extraordinary people and flexible capital to help companies solve problems. Our asset management businesses, with over $360 billion in assets under management, include investment vehicles focused on private equity, real estate, public debt and equity, non-investment grade credit, real assets and secondary funds, all on a global basis. Further information is available at www.blackstone.com. Follow Blackstone on Twitter @Blackstone.

Forward-Looking Statements

This communication contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations and businesses of the Company. Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “should,” “may,” “plan,” “project,” “predict” and similar expressions. The Company cautions readers of this communication that such “forward looking statements,” including without limitation, those relating to the Company’s future business prospects, revenue, working capital, professional liability expense, liquidity, capital needs, interest costs and income, wherever they occur in this communication or in other statements attributable to the Company, are necessarily estimates reflecting the judgment of the Company’s senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the “forward looking statements.”

Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the inability to complete the proposed merger due to the failure to obtain stockholder approval for the proposed merger or the failure to satisfy other conditions to completion of the proposed merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; risks related to disruption of management’s attention from the Company’s ongoing business operations due to the transaction; the effect of the announcement of the proposed merger on the Company’s relationships with its customers, operating results and business generally; the risk that the proposed merger will not be consummated in a timely manner; exceeding the expected costs of the merger; the current U.S. and global economic conditions; the current U.S. and state healthcare reform legislative initiatives; our exposure to financial risk under the BPCI program and other value based payment programs; our ability to find suitable acquisition candidates or successfully integrate completed acquisitions, including our acquisition of IPC Healthcare, Inc. (“IPC”); our ability to realize the expected benefits of the acquisition of IPC.; the risk that the IPC acquisition disrupts current plans and operations and disrupts our relationship with payors, physicians and other healthcare professionals; our ability to realize the value of intangible assets, including goodwill, recognized in connection with our acquisitions; the effect and interpretation of current or future government regulation of the healthcare industry, and our ability to comply with these regulations; our exposure to billing investigations and audits by private payors and federal and state authorities, as well as auditing contractors for governmental programs; our exposure to professional liability lawsuits; the adequacy of our insurance reserves; our reliance on reimbursements by third-party payors, as well as payments by individuals; the impact of recent or potential federal and state legislation that restricts our ability to balance bill patients, or prescribes how potential out of network charges are calculated and reimbursed; change in rates or methods of government payments for our services; the general level of emergency department patient volumes at our clients’ facilities; our exposure to the financial risks associated with fee for service contracts; our ability to timely or accurately bill for services; our ability to timely enroll healthcare professionals in the Medicare program; a reclassification of independent contractor physicians by tax authorities; the concentration of a significant number of our programs in certain states, particularly Florida, Ohio, and Tennessee; any loss of or failure to renew contracts within the Military Health System Program, which are subject to a competitive bidding process; our exposure to litigation; fluctuations in our quarterly operating results, which could affect our ability to raise new capital for our business; effect on our revenues if we experience a net loss of contracts; our ability to accurately assess the costs we will incur under new contracts; our ability to implement our business strategy and manage our growth effectively; our future capital needs and ability to raise capital when needed; our ability to successfully recruit and retain qualified healthcare professionals; enforceability of our non-competition and non-solicitation contractual arrangements with some affiliated physicians and professional corporations; the high level of competition in our industry; our dependence on numerous complex information systems and our ability to maintain these systems or implement new systems or any disruptions in our information systems; our ability to protect our proprietary technology and services; our loss of key personnel and/or ability to attract and retain highly qualified personnel; our ability to comply with privacy regulations regarding the use and disclosure of patient information; our ability to comply with federal or state anti-kickback laws; our ability to comply with federal and state physician self-referral laws and regulations or issuance of additional legislative restrictions; changes in existing laws or regulations, adverse judicial or administrative interpretations of these laws and regulations or enactment of new legislation; changes in accounting standards, rules and interpretations or inaccurate estimates or assumptions in the application of accounting policies and the impact on our financial statements; our exposure to a loss of contracts with our physicians or termination of relationships with our affiliated professional corporations in order to comply with antitrust laws; our substantial indebtedness and ability to incur substantially more debt; our ability to generate sufficient cash to service our debt; and restrictive covenants in our debt agreements, which may restrict our ability to pursue our business strategies and our ability to comply with them. For a more detailed discussion of these factors, see the information under the caption “Risk Factors” herein and in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” herein and in the Company’s most recent Annual Report on Form 10-K filed on February 22, 2016.

The Company’s forward-looking statements speak only as of the date of this communication or as of the date they are made. The Company disclaims any intent or obligation to update any “forward looking statement” made in this communication to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

Additional Information and Where to Find It

This filing may be deemed solicitation material in respect of the proposed acquisition of the Company by Blackstone. In connection with the proposed merger transaction, the Company will file with the SEC and furnish to the Company’s stockholders a proxy statement and other relevant documents. This filing does not constitute a solicitation of any vote or approval. Stockholders are urged to read the proxy statement when it becomes available and any other documents to be filed with the SEC in connection with the proposed merger or incorporated by reference in the proxy statement because they will contain important information about the proposed merger.

Investors will be able to obtain free of charge the proxy statement and other documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, the proxy statement and our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 are available free of charge through our website at www.adt.com. as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.

The directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from stockholders of the Company in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of the Company in connection with the proposed merger will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about the Company’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and in its definitive proxy statement filed with the SEC on Schedule 14A on April 11, 2016.